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                                                                     Exhibit 8.1
                                                                     -----------



                                 May 22, 2000


North Georgia National Bank
350 West Belmont Drive
Calhoun, Georgia 30701

North Georgia Community Financial Partners, Inc.
350 West Belmont Drive
Calhoun, Georgia 30701

Ladies and Gentlemen:


     You have requested our opinion with respect to all material federal income tax consequences of the reorganization (the "Reorganization") contemplated by the Agreement and Plan of Share Exchange dated as of March 3, 2000 (the "Agreement") by and among North Georgia National Bank, a national bank organized and existing under the laws of the United States (the "Bank") and North Georgia Community Financial Partners, Inc., a corporation organized and existing under the laws of the state of Georgia (the "Company"). For purposes of rendering this opinion, we have reviewed and relied on the Agreement, the certificate attached hereto, and such other documents as we have considered appropriate. Unless otherwise indicated, terms used in this opinion have the same meaning as in the Agreement.


     For purposes of this opinion, we have assumed that the Reorganization will be consummated at the Effective Date of the Reorganization pursuant to the terms and conditions set forth in the Agreement. In addition, we have assumed with your permission that the facts and representations certified to us in writing by the Bank and the Company which are set forth in the certificate attached hereto, apply as of the Effective Date of the Reorganization. A copy of such certificate is attached hereto and incorporated herein by reference. We have neither investigated nor verified the accuracy of any of the facts that have been certified to us, upon which this opinion is based.


     This opinion is based also on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed herein. This opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to individual Bank shareholders in light of their particular circumstances, including, persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Bank common stock as "capital assets" within the meaning of Code Section 1221, and shareholders who acquired their shares of Bank common stock pursuant to the exercise of Bank options or otherwise as compensation.

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Powell, Goldstein, Frazer & Murphy LLP
April 12, 2000
Page 2 of 2


     Based upon and subject to the foregoing, we are of the opinion that the Reorganization will constitute a reorganization within the meaning of Code
Section 368(a)(1)(B), and that the following are the material federal income tax consequences that will result:


(a) No gain or loss will be recognized for federal income tax purposes by Bank shareholders upon the exchange of their shares of Bank common stock for Company common stock.

(b) The basis of the shares of Company common stock to be received by Bank shareholders will be the same as the basis of Bank common stock surrendered in exchange therefor.

(c) The holding period of the Company common stock to be received by each Bank shareholder will include the period during which the shares of Bank common stock surrendered in exchange therefor were held.

(d) Bank shareholders who receive solely cash pursuant to their statutory right to dissent will be treated as having received such payment in redemption of their Bank common stock, as provided in Section 302(a) of the Internal Revenue Code. Generally, any gain or loss recognized by any such Bank shareholder will be capital gain or loss, provided (i) the Bank common stock constitutes a capital asset in the hands of such shareholder, and
     (ii) the requirements of Code Section 302(b)(1), (2), or (3) are met. Each affected Bank shareholder should consult such shareholder's own tax advisor for the tax effect of such redemption (i.e., exchange treatment or dividend).

(e) No gain or loss will be recognized for federal income tax purposes by Bank or Company as a consequence of the Reorganization.

     This opinion is being rendered solely to the parties to whom it is addressed and may be relied upon by them and the shareholders of Bank. This opinion may not be relied upon by any other party without the express written permission of our Firm.


                                     Very truly yours,



                                     /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
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                                 April 11, 2000



Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street NE
16th Floor
Atlanta, GA 30303

   Re: Reorganization Pursuant to the Agreement and Plan of Share Exchange dated as of March 3, 2000 by and between North Georgia National Bank and North Georgia Community Financial Partners, Inc.

Ladies and Gentlemen:

          The undersigned hereby certifies to Powell, Goldstein, Frazer & Murphy LLP ("PGF&M"), counsel to North Georgia National Bank, a national bank organized and existing under the laws of the United States (the "Bank") and North Georgia Community Financial Partners, Inc., a corporation organized and existing under the laws of the state of Georgia (the "Company"), that the facts as set forth below with respect to the reorganization (the "Reorganization") contemplated by that certain Agreement and Plan of Share Exchange dated as of March 3, 2000 (the "Agreement") by and between Bank and Company are true, correct and complete in all material respects as of the date hereof. All capitalized terms used herein and not otherwise defined or limited herein shall have the meaning ascribed to such terms in the Agreement.

1. The undersigned are authorized representatives of Bank and Company, and in such capacity have personal knowledge of the matters herein set forth, based in part on consultation with other officers or employees of Bank and Company in a position to have knowledge of the relevant facts, and are authorized to give this Certificate on behalf of Bank and Company.

2. In the Reorganization, shares of Bank stock will be exchanged solely for Company stock.

3. Company will own shares of Bank stock constituting Control, as defined below, of Bank immediately after the Reorganization.

4. The fair market value of the Company stock to be received by each Bank shareholder in the Reorganization will equal the fair market value of the shares of Bank stock surrendered by each such shareholder in the Reorganization.

5. To the best knowledge of Company and Bank, neither Company nor any "related person" of Company (as such term is defined by Treasury Regulation Section 1.368-1(e)(3)) has acquired any of the stock of Bank in contemplation of the Reorganization, nor will acquire, purchase or redeem any of the Company stock to be issued to the Bank shareholders in connection with the Reorganization.

6. Bank has no plan or intention to issue additional shares of its stock, through the exercise of options or warrants or otherwise, that would result in Company owning less than 80% of the total
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Powell, Goldstein, Frazer & Murphy LLP
April 11, 2000
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combined voting power of all classes of stock entitled to be voted and at least
80% of the total number of shares of all other classes of stock of Bank (such percentages being referred to herein as "Control" within the meaning of Section 368(c) of the Code.)

7. Company and Bank will pay their respective expenses, if any, incurred in connection with the Reorganization.

8. Bank will, in exchange for a dissenting shareholder's Bank stock, pay from its funds, and not from the funds of Company, the amount due to such Bank shareholder who exercises such shareholder's right to dissent to the Reorganization and that fully complies with the Dissenters' Rights Provisions.

9. There is no intercorporate indebtedness existing between Company and Bank and there will be no indebtedness created in favor of Company as a result of the Reorganization.

10. On the date of the Reorganization, no liabilities of Bank or any other person will be transferred to or assumed by Company as part of the Reorganization and none of the shares of Bank to be surrendered by Bank shareholders in exchange for Company stock in the Reorganization will be subject to any liabilities.

11. No stock or securities will be issued for services rendered to or for the benefit of Bank in connection with the Reorganization and no stock or securities will be issued for indebtedness of Company or interest on indebtedness of Company.

12. The transfer of Bank stock is not the result of the solicitation by a promoter, broker, or investment house.

13. All transfers of Bank stock pursuant to the Reorganization will occur on approximately the same date.

14. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

15. Bank is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Code.



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Powell, Goldstein, Frazer & Murphy LLP
April 11, 2000
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                                    NORTH GEORGIA NATIONAL BANK


                                    By:   /s/David J. Lance
                                          -----------------
                                          David J. Lance
                                          President


     NORTH GEORGIA COMMUNITY FINANCIAL PARTNERS, INC.


                                    By:   /s/ David J. Lance
                                          ------------------
                                          David J. Lance
                                          President